Exhibit 4.95

WITHOUT PREJUDICE & SUBJECT TO CONTRACT UNTIL EXECUTED BY BOTH PARTIES

DATED 16th OCTOBER 2009

(1)	AMARIN CORPORATION plc

(2)	ALAN COOKE

_____________________________

COMPROMISE AGREEMENT

_____________________________

THIS AGREEMENT is made on the 16th of October 2009 (the “Signing Date”).

BETWEEN:

(1)	AMARIN CORPORATION plc whose registered office is at 110 Cannon Street, London, EC4N 6AR, England (the "Company");

(2)	Alan Cooke (the "Employee")

WHEREAS:

(A)	The Company anticipates consummating an equity financing pursuant to a Securities Purchase Agreement with various investors (such consummation, the “Closing”).

(B)	Following consultation with the Employee, the parties agree that the Employee's employment with the Company will terminate by reason of redundancy on the Termination Date.

(B)
Without any admission of liability on the part of the Company, the Company and the Employee have agreed the terms set out in this Agreement in settlement of the Claims and all and any other claims which the Employee has or may have against the Company or any Associated Companies or against any employees or officers of any such company arising out of or in connection with his employment or termination of employment with the Company or any Associated Company.

(C)	The Company is entering into this Agreement on its own behalf and as agent for any Associated Company.

DEFINITIONS

In this Agreement the following words and expressions shall have the following meanings:

"Act" means the Irish Companies Acts;

"Associated Company" means:

(a)	any Holding Company of the Company; or

(b)	any direct or indirect Subsidiary of the Company or any such Holding Company;

"the Claims" means those allegations and/or potential claims referred to in Clauses 4.1 and 4.3 below;

“the Effective Date” means the date on which the Closing occurs;

"Subsidiary" and "Holding Company" have the respective meanings given to them by the Act and any reference to the Subsidiary or Subsidiaries or Holding Company is (unless inconsistent with the context) intended to be a reference to the Subsidiary or Subsidiaries or Holding Company respectively of the company in question at the relevant time;

"the Termination Date" means the 31st of October 2009 if, but only if, the Effective Date occurs.

"the Warrant Issuance" means the issue to the Employee of 247,050 warrants to purchase shares in the Company on the terms set out in the  Warrant Agreement included in Appendix 1

THE PARTIES have agreed as follows:

1.	CONFIDENTIALITY

1.1
The Employee and the Company agree to keep the terms of this Agreement confidential, save (i) where disclosure is required to the Revenue Commissioners,  (ii) where required by law or as a result of any regulatory filing or disclosure requirement (to include, without limitation, all applicable SEC filings), and (ii) where necessary or appropriate to give effect to this Agreement, to:

(a)	the Employee's legal or professional advisers or family, provided that they agree to keep the information confidential; or

(b)	the Company's legal or professional advisers.

1.2
The Employee undertakes that the Employee shall not (except where authorised by the Company or obliged by law) reveal to any person, company, employer or organisation or use for his or her own or another person’s or organisation’s benefit any confidential information concerning the dealings, affairs, business, strategies, computer systems, plans, forecasts, accounts, or finances of the Company or any Associated Company or its or their customers.

2.	EFFECTIVENESS

2.1	The provisions of Clauses 1, 2 and 10-12 of this Agreement will be effective from the Signing Date and shall survive indefinitely whether or not the Effective Date shall occur.

2.2
Clauses 3-9 of this Agreement shall not become effective until, but shall become automatically effective upon, the Effective Date. If the Closing (and thus the Effective Date) does not occur by October 31, 2009, then such clauses shall become void and no party hereto shall have any liability to any other party hereto, or to any Associated Company of the Company, with respect to such clauses.

3.	WARRANT ISSUANCE

3.1
The Company will, without any admission of liability whatsoever on behalf of itself and its Associated Companies, issue to the Employee the Warrant Issuance on the Closing or no later than the Termination Date.

3.2           The Employee:

 (i) represents that he is an accredited investor having such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of receiving the warrants and has received and reviewed a draft of the Company's draft form 20-F for the year ended December 31, 2008; and (ii) acknowledges that the warrants are subject to certain transfer restrictions.

3.3
The Company hereby grants to the Employee registration rights with respect to the resale of Ordinary Shares issued upon exercise of the Warrants granted pursuant to this compromise agreement, such registration rights having the same terms as those contained in Article 6 of October 12, 2009 Securities Purchase Agreement (the "SPA") as if such Warrants had been purchased thereunder.  Notwithstanding the foregoing, unless the SPA is amended to permit otherwise, (i) the Employee shall not be entitled to exercise piggy back rights with regard to the registration statement contemplated by the SPA and (ii) the Employee's rights to piggy back on any other registration statements shall be subordinate to the piggy back rights of the purchasers under the SPA.  To the extent permitted, the Company covenants to register such Ordinary Shares on Form S-8 as promptly as practicable following the closing of the transactions contemplated by the SPA.

4.	PAYMENTS

4.1
The Company will provide such notice of termination of employment to the Employee (contractual or statutory, whichever is the greater) as is applicable on October 31st  2009.  The Employee will be paid in lieu of such notice for all unexpired notice on the Termination Date.  This will amount to a termination payment of €375,000. All payments are subject to tax and other deductions as required by law. This Agreement shall be a full and final settlement of the Claims and all other claims which the Employee has or may have (whether now or at any time in the future) against the Company or any Associated Company arising out of his employment or the termination of his employment. The Employee's employment will terminate on the Termination Date and the Company will issue and send a form P45 to the Employee on the Termination Date.

4.2	The Employee acknowledges and accepts that the benefits in this Agreement include, if applicable, any statutory redundancy payment.

4.3
Where applicable, the Employee will continue to receive his or her salary and other contractual benefits up to the Termination Date on the usual basis, subject to the normal deductions for income tax and PRSI. Payment shall be made in accordance with the usual payroll cycle and the final payment shall be made on Termination Date.

4.4
The Company shall reimburse the Employee for all business expenses properly and reasonably incurred by the Employee up to the Termination Date, subject to his or her compliance with the Company's rules and procedures relating to expenses and the production of satisfactory receipts.

5.	CONSULTING

5.1
In advance of the Termination Date, the Company and the Employee will endeavour to agree a consulting agreement to take effect from October 31, 2009, subject to formal execution of a consulting agreement.

6.	NON-DISPARAGEMENT

6.1	Other than as may be reasonably necessary for the purposes of enforcing the terms of this Agreement, the parties undertake not to make or cause to be made (directly or indirectly):

(a)
any derogatory or disparaging statement about the other, and in the Employee’s case about any Associated Company or any of the officers, employees or shareholders of the Company or any Associated Company; or

(b)
save for the filings or disclosures as set out at clause 1.1 above, any comment to the press or other media or any other public statement concerning the Employee’s employment, the termination of his employment or the Claims.

6.2	The Employee and the Company agree that any covenants in this Clause 6 shall survive indefinitely after the Termination Date.

7.	SETTLEMENT AND WAIVER

7.1
The purpose of this Agreement is to settle fully and finally any of the Claims the Employee may have whatsoever against the Company or any Associated Companies (or any of their respective officers, directors or shareholders) arising from his employment or termination of employment with the Company or any Associated Companies, it not being admitted by the Company (either for itself or any Associated Company) that he has any such Claim.

7.2
The purpose of this Agreement is to settle fully and finally any claims the Company or any Associated Companies (or any of their respective officers, directors or shareholders) may have whatsoever against the Employee arising from his employment or termination of employment with the Company or any Associated Companies, it not being admitted by the Employee that the Company or any Associated Companies (or any of their respective officers, directors or shareholders) has any such Claim.

7.3
The terms contained in this Agreement are in full and final settlement of the Claims and the Employee represents to the Company that the Employee accepts the terms of this Agreement in full and final settlement of the Claims.

7.4
The Employee represents to the Company that the Employee accepts the terms of this Agreement in full and final settlement of any claims that the Employee has or may have against the Company or any Associated Company (or any of their respective officers, directors or shareholders) relating to his or her employment, the termination of his or her employment or any other matter including (without limitation) any action that might be commenced before a rights commissioner, any employment tribunal or similar or any court of law in respect of any or all of the following claims:

(a)	Any common law claims, including for wrongful dismissal, breach of contract or tort claims (including, without limitation, any personal injury claims);

(b)	Unfair or constructive dismissal under the Unfair Dismissals Acts 1977-2007;

(c)	Unlawful deduction from wages under the Payment of Wages Act 1991; or

(d)
Any other claims under the Redundancy Payments Acts 1967 to 2003, the Protection of Employees Act 1977, the Minimum Notice and Terms of Employment Acts 1973 to 2001, the Organisation of Working Time Act 1997, Protection of Employees (Fixed-

Term Work) Act 2003, the Employment Equality Acts 1998 to 2004, the Terms of Employment (Information) Act 1994, the Data Protection Acts 1988 and 2004 and all other Irish employment related legislation) or otherwise.

7.5	The Employee warrants and further represents that the Claims are all of the claims that have been or will be contemplated by the Employee.

7.6	The Employee hereby agrees that, except for sums and matters referred to in this Agreement, no other sums are due to him from the Company or any Associated Company.

8.	SHARE OPTIONS

The Company and the Employee agree and acknowledge that:

The 289,167 unvested options to purchase shares in Amarin Corporation Plc which the Employee currently holds will vest and become exercisable on the Termination Date and will remain exercisable for a period of twelve months following that date.  The 255,833 vested options to purchase shares in Amarin Corporation Plc which the Employee currently holds will remain exercisable for a period of twelve months following the Termination Date. Any of the Employee’s options which have not been exercised within twelve months of the Termination Date will lapse automatically at the end of that twelve month period.  For the avoidance of doubt, the terms and provisions of the option plan and/or option agreement under which the options were granted shall continue to apply except that the twelve month exercise period specified in this clause shall override the earlier lapse of the options should this arise under any such provisions.

9.	RETURN OF PROPERTY

The Employee agrees that the Employee shall, on the Termination Date or as may be requested by the Company, deliver to the Company all property and equipment, including without limitation, laptop computer, computer disks, memory sticks, tapes, mobile phone, security passes, fuel cards, keys, correspondence, documents, files and other information (whether originals, copies or extracts and whether electronic, audio or otherwise ) belonging to the Company, any of its Associated Companies, or its or their clients. The Employee warrants by signing this Agreement that the Employee will not retain any copies of any of the foregoing (whether paper copies or copies stored on software storage media).

10.	INDEPENDENT LEGAL ADVICE

The Employee confirms that the Compensation Payment and other arrangements herein are fair and adequate consideration for the discharge and waiver of his or her rights. The Employee further confirms that the Employee fully understands the implications of signing this Agreement and has signed this Agreement having taken independent advice from BCM Hanby Wallace solicitors. The Company will discharge the Employee's reasonable costs for legal advice taken by the Employee within 7 days of the Closing.

11.	WHOLE AGREEMENT

The parties to this Agreement agree and acknowledge that this Agreement sets out the entire agreement between them relating to the termination of the Employee’s employment with the Company or any of its Associated Companies and supersedes all previous related discussions between them and their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings (if any) whenever given and whether orally or in writing, all of which are hereby treated as terminated by mutual consent. For the avoidance of doubt, nothing in this Agreement shall in any way alter, amend or effect the provisions of any agreement between the Company or any of its Associated Companies and the Employee relating to confidentiality or ownership of intellectual property rights.  This Agreement may be executed in counterparts, including by electronic transmission.

12.	GOVERNING LAW ETC.

12.1	This Agreement shall be governed by and construed in accordance with the laws of Ireland and the Irish courts shall have exclusive jurisdiction for all purposes connected with this Agreement.

SIGNED ………………………………………………………………………..

For and on behalf of the Company

DATED ………………………………………………………………………..

SIGNED ………………………………………………………………………..

DATED ………………………………………………………………………..

APPENDIX 1

 WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS IS AVAILABLE.  AS A CONDITION TO PERMITTING ANY TRANSFER OF THESE SECURITIES PURSUANT TO CLAUSE (B) ABOVE, THE COMPANY MAY REQUIRE THAT IT BE FURNISHED WITH AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATION IS LEGALLY REQUIRED FOR SUCH TRANSFER.

AMARIN CORPORATION PLC

WARRANT TO PURCHASE ORDINARY SHARES

No. W___	October 16, 2009

Void After October 16, 2014

THIS CERTIFIES THAT, for value received, Alan Cooke, or assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Amarin Corporation plc, a public limited company incorporated under the laws of England and Wales, with its registered office at 110 Cannon Street, London, EC4N6AR, United Kingdom (the “Company”), up to 247,050 ordinary shares, par value ₤0.50 per share, of the Company (the “Ordinary Shares”), each Ordinary Share represented by one American Depositary Share of the Company (“ADS”), subject to adjustment as provided herein.  This warrant is one of a series of warrants (each a “Warrant” and collectively, the “Warrants”) being issued in connection with the Securities Purchase Agreement, dated as of October 12, 2009, by and among the Company, the original Holder of this Warrant and the other parties named therein (the “Purchase Agreement”).  The initial Holder is entitled to the benefit of certain registration rights with respect to the Ordinary Shares issuable upon exercise of this Warrant, and subsequent holders of this Warrant may be entitled to such rights (subject to Section 6.9 of the Purchase Agreement).

1. DEFINITIONS.  As used herein, the following terms shall have the following respective meanings:

(a)  “Assignment Form” shall mean the form attached hereto as Exhibit A.

(b)  “Business Day” shall mean any day the NASDAQ Capital Market or other national securities exchange on which the ADS are then listed is open for trading in New York City, New York and which is not a Saturday, a Sunday or any other day on which banks in New York City, New York or Dublin, Ireland are authorized or required by law to close.

(c) “Exercise Period” shall mean the period commencing on the date hereof and ending on October 16, 2014, unless sooner terminated as provided below.

(d) “Exercise Price” shall mean the greater of (i) $1.50 per Ordinary Share, subject to adjustment pursuant to Section 5 below, and (ii) the amount in U.S. dollars equal to the £0.50 per Ordinary Share (subject to any adjustment of the par value of the Ordinary Shares as a result of the occurrence of the events specified in Section 5), using for this purpose the U.S. dollar/UK pounds sterling exchange rate as published in the New York City edition of the Wall Street Journal on the date of exercise.

(e) “Exercise Shares” means all or some of the Warrant Shares to which the Holder would be entitled in accordance with this Warrant as specified in the Notice of Exercise and which the Holder instructs the Company to offer to prospective subscribers pursuant to Section 2.2.

(f) “Subscription Rights” means the rights of the Holder to subscribe for Warrant Shares pursuant to this Warrant, on the terms and subject to the conditions set out herein.

(g) “Warrant Shares” shall mean the Ordinary Shares, each Ordinary Share represented by an ADS, issued upon exercise of  all or any portion of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to Section 5 below.

(h) Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2. EXERCISE OF WARRANT.

2.1. Method of Exercise Upon Payment of the Exercise Price in Cash.  The rights represented by this Warrant may be exercised in whole or, subject to Section 2.4 hereof, in part in cash at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto as Exhibit B (the “Notice of Exercise”);

(b) Payment of the Exercise Price for the number of Ordinary Shares being purchased by wire transfer of immediately available funds;

(c) This Warrant (together with each duly completed Assignment Form in respect of each assignment of this Warrant, if any, subsequent to the date hereof); and

(d) All other documentation required by the transfer agent in the ordinary course of its business.

2.2. Method of Cashless Exercise.

(a) The Holder may at any time serve a Notice of Exercise requiring the Company, within five (5) Business Days of the date of the Notice of Exercise, to instruct its brokers to use their reasonable endeavours to procure subscribers for the Exercise Shares at the best cash price available during the five (5) Business Days following receipt of such instructions from the Company.  On or before the fifth (5th) Business Day following receipt of such instructions, the brokers shall notify the Company and the Holder of whether or not it has found subscribers for the Exercise Shares and, if it has, of the best cash price(s) the buyer(s) is offering to pay for the Exercise Shares (the “Exercise Subscription Price”).  If (x) the Exercise Subscription Price is at least equal to the Exercise Price and (y) the Holder accepts such Exercise Subscription Price, by notice in writing to the Company, the Company shall instruct the brokers to arrange for such subscription (if it is still available) to take place as soon as reasonably practicable and shall, within five (5) Business Days of such subscription, pay to the Holder for each Exercise Share the amount by which the Exercise Subscription Price therefor is greater than the Exercise Price (the “Holder Proceeds”) and shall pay the Exercise Price to the Company (after deduction of reasonable broker's commission and other reasonable expenses associated with the procurement of such subscribers).  In the event that, during the period of five (5) Business Days following receipt of instructions to do so by the Company, the brokers are not able to procure subscribers for all of the Exercise Shares or to procure subscribers for all of the Exercise Shares at a price acceptable to the Holder, then upon the broker notifying the Company and the Holder of (i) the fact that subscribers for all the Exercise Shares could not be found and/or (ii) the best cash price(s) at which subscribers for all the Exercise Shares could be found, the Holder shall have the option by notice in writing to the Company within two (2) Business Days thereafter to either (i) revoke its Notice of Exercise in whole or in part (in which event the Company shall consent in writing to the revocation of such Notice of Exercise) and/or (ii) receive the Exercise Shares itself upon the Holder’s payment of the Exercise Price to the Company by wire transfer of immediately available funds.

(b) In the event that more than one holder of Warrants validly serves a Notice of Exercise on the Company pursuant to this Section 2.2, then, if such Notices of Exercise are served on the same Business Day, such holders shall be treated on a pro rata basis with regards to any subscribers that the brokers procure, and if served on different days they shall be treated in the same order of priority as the order in which the Notices of Exercise were served.

(c) Receipt by the Holder of the Holder Proceeds under Section 2.2(a) shall constitute full exercise of that Holder's Subscription Rights for Warrant Shares equal to the number of Exercise Shares issued to subscribers pursuant to that clause.

2.3. Effect of Exercise.  Upon the exercise of the rights represented by this Warrant, and compliance with Section 2.1 or 2.2 above (i) the Holder shall be deemed to be the Holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the register of members of the Company shall then be closed or that ADSs constituting such Warrant Shares shall not then actually have been issued to the Holder and (ii) ADSs shall be issued for the Warrant Shares so purchased, and shall be registered in the name of the Holder or persons specified in an original accompanying Assignment Form or Notice of Exercise, promptly after the rights represented by this Warrant shall have been so exercised.  The Exercise Price includes costs of exercise and issuance, such as any stamp duty or stamp duty reserve tax with respect thereto or any other cost incurred by the Company in connection with the exercise of this Warrant and the related issuance of Warrant Shares.  In connection with the exercise of the rights represented by this Warrant, the Holder shall not be required to pay any amount to the Company other than the payment of the Exercise Price applicable thereto.  In no event shall this Warrant be exercised on a net cash basis.

2.4. Partial Exercise.  This Warrant may be exercised in part; provided, however, that no partial exercise of this Warrant may be in respect for less than 50,000 Warrant Shares; and provided, further, that if this Warrant is, upon issuance, exercisable for less than 50,000 Warrant Shares, this Warrant may be exercised in whole but not in part.  If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver, within ten (10) days of the date of exercise, a new Warrant evidencing the rights of the Holder, or such other person as shall be designated in an accompanying Notice of Assignment, to purchase the balance of the Warrant Shares purchasable hereunder.  In addition, in no event shall this Warrant be exercised for a fractional Warrant Share, and the Company shall not distribute a Warrant exercisable for a fractional Warrant Share.  Fractional Warrant Shares shall be treated as provided in Section 7 hereof.

3. COVENANTS OF THE COMPANY.

3.1. Covenants as to Warrant Shares.  The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and free from all Liens.  The Company further covenants and agrees that the Company will at all times during the Exercise Period, have (and reserve) sufficient authorized and unissued share capital to issue all the Warrant Shares issuable upon the exercise of the rights represented by this Warrant.  If at any time during the Exercise Period the authorized and unissued share capital shall not be sufficient to permit exercise of this Warrant and all other outstanding Warrants and other options to acquire Ordinary Shares in full, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued share capital (or other securities as provided herein) to such amount as shall be sufficient for such purposes.

3.2. No Impairment.  Except and to the extent as waived or consented to by the Holder in accordance with Section 11 hereof, the Company will not, by amendment of its Memorandum and Articles of Association, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other means or action, avoid or seek to avoid the observance or performance in full of any of the terms of this Warrant to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all commercially reasonable actions as may be necessary in order to protect the rights of the Holder hereunder against impairment.

3.3. Notices of Record Date.  Upon any establishment by the Company of a record date of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to (a) receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other similar right, or (b) vote on any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other corporation or other entity, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, scheme of arrangement, liquidation or winding up of the Company, the Company shall mail to the Holder at least ten (10) Business Days prior to such record date, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, distribution, option or right, (ii) the date established as the record date for any such reorganization, reclassification, recapitalization, merger, consolidation, transfer, dissolution, scheme of arrangement, liquidation or winding up and the date any such reorganization, reclassification, recapitalization, merger, consolidation, transfer, dissolution, scheme of arrangement, liquidation or winding up is expected to become effective, and (iii) the date, if any, fixed as to when the holders of record of such securities shall be entitled to exchange their securities for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, scheme of arrangement, liquidation or winding up.

4. REPRESENTATIONS OF HOLDER.  The Holder represents and warrants that it is acquiring this Warrant, and at the time of exercise of this Warrant will acquire the Warrant Shares, solely for its account and not with a present view toward the public sale or distribution of said Warrant or Warrant Shares or any part thereof and has no intention of selling or distributing said Warrant or Warrant Shares or any arrangement or understanding with any other persons regarding the sale or distribution of said Warrant or the Warrant Shares, except, in either case, as would not result in a violation of the Securities Act.  The Holder hereby represents, warrants and acknowledges to the Company each of the representations, warranties and acknowledgements as set forth in Section 3 of the Purchase Agreement as if such representations, warranties and acknowledgements were set out in full herein.

5. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, ETC. The Exercise Price and/or the number of Warrant Shares issuable upon exercise of this Warrant will be subject to adjustment in the event of changes in the outstanding Ordinary Shares or ADSs, by reason of a capital reorganization, reclassification, recapitalization, stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect.  In any such case, the number of Warrant Shares available under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder, on exercise for the same aggregate Exercise Price, the total number of Warrant Shares as such Holder would have owned had the Warrant been exercised prior to the event requiring adjustment and had such Holder continued to hold such shares until after such event.

If any (i) capital reorganization, reclassification or recapitalization (other than a subdivision or combination of the capital stock of the Company into a greater or lesser number of shares of stock, whether with or without par value, which shall be subject to the foregoing provisions of this Section 5); (ii) merger, consolidation, scheme of arrangement, reorganization or other similar transaction or series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of or economic interests in the surviving or acquiring entity) 50% or less of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation, scheme of arrangement or reorganization; (iii) sale, lease, license, transfer, conveyance or other disposition of all or substantially all of the assets of the Company; (iv) sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing greater than 50% of the voting power of or economic interests in the voting securities of the Company; or (v) any “person” (together with his, her or its affiliates) or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) acquires, directly or indirectly, the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of outstanding shares of capital stock and/or other equity securities of the Company, in a single transaction or series of related transactions (including, without limitation, one or more tender offers or exchange offers), representing at least 50% of the voting power of or economic interests in the then outstanding shares of capital stock of the corporation (each of (i)-(v) above a “Corporate Reorganization”) shall be effected, then the Company shall use its best efforts to ensure that lawful and adequate provision shall be made whereby each Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares issuable upon exercise of the Warrants held by such Holder, shares of stock in the surviving or acquiring entity (“Acquirer”), as the case may be, such that the aggregate value of the Holder’s warrants to purchase such number of shares of the Acquirer, where the value of each new warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing formula set forth in Exhibit C hereto, is equivalent to the aggregate value of the Warrants held by such Holder, where the value of each Warrant to purchase one share in the Company is determined in accordance with the Black-Scholes Option Pricing formula set forth Exhibit D hereto. Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as the Warrants, and shall have a strike price, KAcq, that is calculated in accordance with Exhibit C hereto.  For the avoidance of doubt, if the surviving or acquiring entity, as the case may be, is a member of a consolidated group for financial reporting purposes, the “Acquirer” shall be deemed to be the parent of such consolidated group for purposes of this Section 6 and Exhibit C hereto.

Moreover, appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof. The Company shall effect any such Corporate Reorganization only if (A) the Acquirer shall assume by written instrument delivered to the Holders at least two (2) Business Days prior to the consummation of the Corporate Reorganization, the obligation to deliver to each Holder, at the last address of such Holder appearing on the books of the Company, such shares of stock, as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and the other obligations under the Warrants through the termination of the Exercise Period and (B) Holders representing at least a majority of the Warrant Shares then issuable upon exercise of the Warrants do not notify the Company in writing prior to the consummation of the Corporate Reorganization that such written instrument does not, in their reasonable judgment, comply with the provisions of this Section 5.  Notwithstanding the foregoing, if the Company, in spite of using its best efforts, is unable to comply with the foregoing provisions of this Section 5 in connection with any Corporate Reorganization, then the Company shall pay the Holders an amount per Warrant to purchase one share in the Company that is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Exhibit D hereto. Such payment shall be made in cash in the event that the Corporate Reorganization results in the shareholders of the Company receiving cash from the Acquirer at the closing of the transaction, and shall be made in shares of the Company (delivered prior to the consummation of the Corporate Reorganization) with the value of each share in the Company determined according to SCorp in Exhibit D hereto, in the event that the Corporate Reorganization results in the shareholders of the Company receiving shares in the Acquirer or other entity at the closing of the transaction. In the event that the shareholders of the Company receive both cash and shares at the closing of the transaction, such payment to the Holders shall be also be made in both cash and shares in the same proportion as the consideration received by the shareholders.  The provisions of this Section 5 shall similarly apply to successive Corporate Reorganizations.

6. CERTIFICATE AS TO ADJUSTMENTS.  Upon the occurrence of each adjustment or readjustment of the Exercise Price and the number of Warrant Shares to be obtained upon exercise of this Warrant pursuant to Section 5, this Warrant shall, without any action on the part of the holder thereof, be adjusted in accordance with Section 5, and the Company promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  Such certificate shall be informational only and not binding on the Holder, provided that, absent manifest error, the computation set forth in such certificate shall be binding upon the Holder unless the Holder or any other holder of Warrants shall have objected thereto, within thirty (30) days after receiving such certificate, by a written notice to the Company setting forth the basis of such objection.

7. FRACTIONAL SHARES.  No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto.  All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share.  If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Warrant Share by such fraction.

8. NO SHAREHOLDER RIGHTS OR OBLIGATIONS.  This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights, or impose any duties or obligations, as a shareholder of the Company.

9. TRANSFER OF WARRANT.  Subject to applicable laws and compliance with Section 4.9 of the Purchase Agreement and delivery of this Warrant and an executed Assignment Form, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by the Holder.  The Holder agrees to promptly notify the Company of any such transfer, and the Company may deem and treat the person or entity in whose name this Warrant is registered as the absolute owner thereof.

10. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT.  If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

11. MODIFICATIONS AND WAIVER.  Unless otherwise provided herein, this Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

12. NOTICES, ETC.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address listed on the signature page and to the Holders at the addresses on the Company records, or at such other address as the Company or Holder may designate by ten days’ advance written notice to the other party hereto.

13. ACCEPTANCE.  Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein and in the Purchase Agreement to the extent applicable to this Warrant or the Warrant Shares.

14. GOVERNING LAW.  This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of England and Wales without regard to the principles of conflict of laws.

15. DESCRIPTIVE HEADINGS.  The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

16. SEVERABILITY.  The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

17. ENTIRE AGREEMENT.  This Warrant, together with the provisions of the Purchase Agreement to the extent applicable to this Warrant or the Warrant Shares, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

18. WARRANT BINDING UPON ASSIGNEE OR SUCCESSOR.  The terms and conditions of this Warrant shall be binding upon, and inure to the benefit of, any permitted assignee and successor of the Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and delivered as a deed as of October 16, 2009.

AMARIN CORPORATION PLC

By: _______________________________ Name: Title: Director

Address: Amarin Corporation plc First Floor, Block 3 The Oval, Shelbourne Road Ballsbridge, Dublin 4 Ireland Facsimile: 353 (1) 6699 028
In the presence of a witness

By: ______________________________ Name: Title:
Occupation: Address:

EXHIBIT A

ASSIGNMENT FORM

(To assign the foregoing Warrant, subject to compliance with the terms of the Warrant, execute this form and supply required information.  Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: (Please Print)

Address: (Please Print)

and the Company Secretary is hereby appointed to transfer said rights on the books of Amarin Corporation plc, with full power of substitution in the premises.

Dated:  __________, 20__

Holder’s Name:________________________

Title:________________________________

Holder’s Address:_____________________

Holder’s Telephone:____________________

Facsimile:____________________________

Assignee Tax ID No.:___________________

Assignee Telephone:____________________

Assignee Facsimile:_____________________

Signature Guaranteed:___________________

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever and must be guaranteed by a bank or trust company.  Officers of the Company and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EXHIBIT B

NOTICE OF EXERCISE

TO:           AMARIN CORPORATION PLC

(1) The undersigned hereby elects to purchase ________ ordinary shares (“Ordinary Shares”) of Amarin Corporation plc (the “Company”) in the form of American Depositary Shares (“ADSs”) pursuant to the terms of the attached warrant (the “Warrant”), and tenders herewith payment of the Exercise Price in full for such ADSs in accordance with Section [2.1] [2.2] of the Warrant, together with all applicable transfer taxes, if any.

(2) Please issue ADSs representing said Ordinary Shares in the name of the undersigned or in such other name as is specified in the accompanying Notice of Assignment:

Name of DTC Participant acting for undersigned:

DTC Participant Account No.:

Account No. for undersigned at DTC Participant (f/b/o information):

Onward Delivery Instructions of undersigned:

Contact person at DTC Participant:

Daytime telephone number of contact person at DTC Participant:

______________________________

(Date)

______________________________ ______________________________ (Signature)
______________________________ ______________________________ (Holder’s Name)
______________________________ ______________________________ (Authorized Signature)

______________________________ ______________________________ (Title)
______________________________ ______________________________ (Tax ID Number)
______________________________ ______________________________ (Telephone)

NOTE:  SIGNATURE MUST CONFORM IN ALL RESPECTS TO THE NAME OF HOLDER AS SPECIFIED ON THE FACE OF THE WARRANT.

EXHIBIT C

Black Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:

CAcq = SAcqe-λ(TAcq-tAcq)N(d1) – KAcqe-r(TAcq-tAcq)N(d2), where

CAcq = value of each warrant to purchase one share in the Acquirer

SAcq = price of Acquirer’s stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 6 if the Acquirer’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TAcq = expiration date of new warrants to purchase shares in the Acquirer = TCorp

tAcq = date of issue of new warrants to purchase shares in the Acquirer

TAcq-tAcq = time until warrant expiration, expressed in years

σ = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Holders of more than 50% of the Warrants, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 6 if the Acquirer’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Holders of more than 50% of the Warrants, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

d1 = (ln(SAcq/KAcq) + (r-λ+σ2/2)(TAcq-tAcq)) ÷ (σ√(TAcq-tAcq))

ln = natural logarithm

λ = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the Corporate Reorganization.

KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp * (SAcq / SCorp)

r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq

d2 = d1- σ√(TAcq-tAcq)

EXHIBIT D

Black Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one Ordinary Share in the Company shall be:

CCorp = SCorpe-λ(TCorp-tCorp)N(d1) – KCorpe-r(TCorp-tCorp)N(d2), where

CCorp = value of each Warrant to purchase one Ordinary Share in the Company

SCorp = price of Company stock as determined by reference to the average of the closing prices on the securities exchange or Nasdaq Global Market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization described in Section 6 if the Company’s stock is then traded on such exchange or system, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the Corporate Reorganization if the Company’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TCorp = expiration date of Warrant to purchase Ordinary Shares in the Company

tCorp = date of public announcement of transaction

TCorp-tCorp = time until Warrant expiration, expressed in years

σ = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Holders of more than 50% of the Warrants, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization described in Section 6 if the Company’s stock is then traded on such exchange or system, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Holders of more than 50% of the Warrants, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the Corporate Reorganization if the Company’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

N = cumulative normal distribution function

d1 = (ln(SCorp/KCorp) + (r-λ+σ2/2)(TCorp-tCorp)) ÷ (σ√(TCorp-tCorp))

ln = natural logarithm

λ = dividend rate of the Company for the most recent 12-month period at the time of closing of the Corporate Reorganization.

KCorp = strike price of Warrant

r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp

d2 = d1- σ√(TCorp-tCorp)